Exhibit T3A-3.1

ANGUILLA

COMPANIES ACT, 2000

(Section 197(1))

CERTIFICATE OF CONTINUANCE

Company Number 1018144

The Registrar of Companies hereby certifies that

Caribbean Cable Communications Holdings, Limited.

has this day been continued as a company registered in Anguilla.

Registrar of Companies

Dated this 19th day of May 2008